Quture, Inc.

6296 South Ridgewood Avenue
Port Orange, Florida 32127

February 13, 2012

Mr. Robert D. Kohn

7320 NW 68th Ave

Parkland, Florida 33067

Re:	Advisory Agreement

Mr. Robert D. Kohn:

1. Agreement. This letter agreement (the “Advisory Agreement”) confirms that Quture, Inc. a subsidiary of Techs Loanstar, Inc., a Nevada Corporation (soon to be renamed Quture International, Inc., the “Company” and together with its subsidiaries, the “Companies”), has engaged Robert D. Kohn (RK), CEO of BioPower Operations Corporation, to act as an Advisor to the Quture Business Advisory Board, acting as an independent contractor. RK shall render advisory services to the Companies and shall advise the Companies, on business matters, in each case to the extent mutually agreed upon by the parties hereto. Such advisory services may include but are not limited to: advisory board and committee participation, advice with respect to development and implementation of strategies for the operating, marketing and financial performance of the Companies, advice of acquisition opportunities, if any, advising of corporate initiatives, advice on financing agreements.

2. Fees and Expenses. During the term of RK’s engagement hereunder, the Companies jointly and severally agree to pay the following:

(a) Advisory Fee. The Companies shall pay, or cause to be paid, to RK, an initial fee of $60,000 and an annual fee of $60,000 per annum, in advance annually of each year; provided, that, should this letter agreement be terminated for any reason prior to the end of a year with respect to which RK has received a Payment, RK shall not be obligated to return any portion of such Payment and provided further, that, the initial and the first year Payment of $120,000 shall be due as of the date hereof.

(b) Expenses.

(i) Out of Pocket. The Companies shall reimburse RK within ten days of receipt, upon request from time to time, for all of RK’s reasonable out-of-pocket expenses incurred in connection with the provision of services hereunder or the attendance at any meeting of the board of managers (or other similar governing body) of the Companies or any committee thereof related to the services RK shall provide the Companies in accordance with this Advisory Agreement or otherwise in any way relating to the Companies or in any way relating to, or arising out of, the direct request by the Company, which must be in writing (email acceptable). Any expense over $100 must be pre-approved in writing.

(ii) Legal and Other Fees and Expenses. The Companies shall reimburse RK for the reasonable fees and disbursements of legal counsel, accountants, other consultants and advisors, related to the services RK shall provide the Companies in accordance with this Advisory Agreement. These must be pre-approved.

3. Payments. All fees shall be payable pursuant to this Advisory Agreement shall be paid by wire transfer of immediately available funds to RK or his assigns and shall be paid irrespective of the level, quality or amount of service provided. Without in any way limiting any rights or remedies that RK may have at law or in equity, all payments not made hereunder on the date on which they are due, shall accrue interest until paid in full at the rate of 10% per annum. In lieu of cash payments, the Company, at its sole discretion, may elect to pay RK with common stock which is subject to Rule 144. The price of the stock would be issued at fifty percent discount of the preceding five (5) days average trading price using the closing price. For example: a $60,000 annual payment at $1.00 per share average closing price for the preceding five trading days would equal 120,000 shares. $1.00 times 50% = $.50 per share divided into $60,000 equals 120,000 shares. If the Company registers the shares, then the shares would be issued at market price on date of issuance. The shares will have piggyback registration rights. RK will remit all payments to BioPower Operations Corporation while employed as CEO.

4. Term. The engagement of RK hereunder shall be for a term of three years commencing on date hereof: provided, that, such term shall automatically extend for an additional three years upon such termination, unless otherwise terminated upon the mutual written consent of the parties. No termination of this Advisory Agreement shall affect the Companies’ obligations with respect to the fees, costs and expenses incurred by RK in rendering services hereunder that have been approved from time to time by the Company’s board of managers and not reimbursed by the Company or any other fees otherwise payable to RK hereunder as of the effective date of such termination.

5. Information. The Companies shall furnish to RK such information as RK reasonably believes to be appropriate to its engagement hereunder (all such information so furnished being referred to hereinafter as the “Information”). The Companies recognize and confirm that RK (a) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this letter without having independently verified the same and (b) does not assume responsibility for the accuracy or completeness of the Information and such other information.

6. Indemnification. The Companies shall jointly and severally indemnify and hold harmless RK (the “Indemnified Party”) from and against any and all actions, claims, liabilities, obligations, damages or expenses arising out of or in connection with RK’s engagement or provision of services hereunder or any action of any Indemnified Party in connection therewith, and the Companies shall advance expenses, including reasonable legal fees and disbursements, for which any Indemnified Party would be entitled by this Advisory Agreement to be indemnified (collectively, “Claims”); provided, however, that the Companies shall have no obligation under this Section 7 to indemnify an Indemnified Party with respect to any claim, liability, obligation, damage or expense resulting from the bad faith or willful misconduct of such Indemnified Party. The Companies shall defend at their own cost and expense any and all suits and actions (just or unjust) which may be brought against the Companies or any Indemnified Party or in which the Indemnified Party may be impleaded with others upon any Claims, or upon any other matter, directly or indirectly, related to or arising out of this Advisory Agreement or the performance hereof by the Indemnified Party, except that if such damage shall be proven to be the direct result of bad faith or willful misconduct by an Indemnified Party, then RK shall reimburse the Companies for the costs of defense and other costs incurred by the Companies.

7. Liability. Neither RK nor any other Indemnified Party shall be liable to the Companies or their affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Advisory Agreement, unless such loss, liability, damage or expense shall be proven to result directly from willful misconduct or bad faith on the part of an Indemnified Party in performance of RK’s obligations hereunder. RK makes no representations or warranties, express or implied, in respect of the services to be provided by RK. In no event will either party hereto be liable to the other for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than the Claims relating to the services to be provided by RK hereunder.

8. RK as Independent Contractor. RK and the Companies agree that RK shall perform services hereunder as an independent contractor. RK shall not be considered as an employee or agent of any of the Companies as a result of this Advisory Agreement nor shall any of them have authority to contract in the name of or bind the Companies as a result of this Advisory Agreement, except as expressly agreed to in writing by one or more of the Companies. Each of the Companies acknowledges and agrees that: (a) RK has other business interests and engages in business activities or commercial transactions in addition to those relating to the Companies (including those which may compete with the Companies); (b) the Companies shall not have any right in or to such other ventures or activities or to the income or proceeds derived therefrom; and (c) RK may enter into contracts and other arrangements with the Companies and its affiliates from time to time on terms approved by the board of directors of the Company and its affiliates. Each of the Companies hereby waives, to the fullest extent permitted by applicable law, any claims and rights that such person may otherwise have in connection with the matters described in this Section 10.

9. Miscellaneous. This Advisory Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely in such state. This Advisory Agreement may not be amended or otherwise modified except by a written instrument, signed by the parties hereto. If any provision hereof is determined to be invalid or unenforceable, such determination shall not affect any other provision of this letter agreement, each of which shall remain in full force and effect. This Advisory Agreement may be executed in one or more counterparts, all of which shall constitute one and the same agreement.

If the foregoing correctly sets forth our understanding of this Advisory Agreement, please indicate so by signing below and returning an executed copy of this Advisory Agreement to us.

Very truly yours,

By:	Landon Feazell
/s/ Landon Feazell
Name:	Landon Feazell
Title:	CEO

Accepted and agreed to as

of the date first written above:

ROBERT D. KOHN

By:
/s/ Robert D. Kohn
Name:	Robert D. Kohn